EXHIBIT 21

                           SUBSIDIARIES OF BEAUTICONTROL COSMETICS, INC.



               Name of Subsidiary                 State of Incorporation


          JLH Advertising, Inc.                           Texas

          BeautiControl International, Inc.               Delaware

          BeautiControl International Cosmetics
            and Image Services, Inc.                      Delaware

          BeautiControl Canada, Ltd.                      Ontario, Canada